Exhibit 99.1

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Delta Reports Financial and Operating Performance for November 2013

ATLANTA, Dec. 3, 2013 – Delta Air Lines (NYSE: DAL) today reported financial and operating performance for November 2013.

Consolidated passenger unit revenue (PRASM) for the month of November decreased 3.0% year over year driven by the calendar placement of the Thanksgiving holiday, which added an extra week of off-peak travel in the month and shifted Thanksgiving return traffic into December.  Overall demand for Thanksgiving travel was especially strong, with more than 2.6 million passengers traveling over the holiday period.  With the Thanksgiving travel shift and solid bookings for the remainder of the year, Delta is currently forecasting its unit revenues to increase approximately 7 - 9 percent year over year for the month of December.

Delta completed 99.9 percent of its flights in November and ran an on-time arrival rate of 88.3 percent.

The company’s financial and operating performance is detailed below.

Preliminary Financial and Operating Results
November consolidated PRASM change year over year	(3.0%)
Projected December quarter fuel price per gallon, adjusted	$3.03 - $3.08
November mainline completion factor	99.9%
November on-time performance (preliminary DOT A14)	88.3%

Note: Fuel price includes taxes, transportation, settled hedges, hedge premiums and refinery impact, but excludes mark to market adjustments on open hedges.

Delta Air Lines serves more than 160 million customers each year. Delta was named by Fortune magazine as the most admired airline worldwide in its 2013 World’s Most Admired Companies airline industry list, topping the list for the second time in three years. With an industry-leading global network, Delta and the Delta Connection carriers offer service to 315 destinations in 58 countries on six continents. Headquartered in Atlanta, Delta employs nearly 80,000 employees worldwide and operates a mainline fleet of more than 700 aircraft. The airline is a founding member of the SkyTeam global alliance and participates in the industry’s leading trans-Atlantic joint venture with Air France-KLM and Alitalia. Including its worldwide alliance partners, Delta offers customers more than 15,000 daily flights, with hubs in Amsterdam, Atlanta, Cincinnati, Detroit, Minneapolis-St. Paul, New York-LaGuardia, New York-JFK, Paris-Charles de Gaulle, Salt Lake City and Tokyo-Narita. Delta is investing more than $3 billion in airport facilities and global products, services and technology to enhance the customer experience in the air and on the ground. Additional information is available on delta.com, Twitter @Delta, Google.com/+Delta, Facebook.com/delta and Delta’s blog takingoff.delta.com.

Statements in this press release that are not historical facts, including statements regarding our estimates, expectations, beliefs, intentions, projections or strategies for the future, may be "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, expectations, beliefs, intentions, projections and strategies reflected in or suggested by the forward-looking statements.  These risks and uncertainties include, but are not limited to, the cost of aircraft fuel; the availability of aircraft fuel; the impact of posting collateral in connection with our fuel hedge contracts; the impact of significant funding obligations with respect to defined benefit pension plans; the impact that our indebtedness may have on our financial and operating activities and our ability to incur additional debt; the restrictions that financial covenants in our financing agreements will have on our financial and business operations; labor issues; interruptions or disruptions in service at one of our hub airports; our dependence on technology in our operations; disruptions or security breaches of our information technology infrastructure; the ability of our credit card processors to take significant holdbacks in certain circumstances; the possible effects of accidents involving our aircraft; the effects of weather, natural disasters and seasonality on our business; the effects of an extended disruption in services provided by third party regional carriers; failure or inability of insurance to cover a significant liability at the Trainer refinery; the impact of environmental regulation on the Trainer refinery, including costs related to renewable fuel standard regulations; our ability to retain management and key employees; our ability to use net operating losses to offset future taxable income; competitive conditions in the airline industry; the effects of extensive government regulation on our business; the effects of terrorist attacks; the effects of the rapid spread of contagious illnesses; and the costs associated with insurance.

Additional information concerning risks and uncertainties that could cause differences between actual results and forward-looking statements is contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2012 and our quarterly report on Form 10-Q for the quarterly period ended September 30, 2013.  Caution should be taken not to place undue reliance on our forward-looking statements, which represent our views only as of December 3, 2013, and which we have no current intention to update.

1

	Monthly Traffic Results (a)					Year to Date Traffic Results (a)

	Nov 2013	Nov 2012	Change			Nov 2013	Nov 2012	Change

RPMs (000):
Domestic	8,628,655	9,065,578	(4.8%	)		105,218,609	105,946,423	(0.7%	)
Delta Mainline	6,970,854	7,302,165	(4.5%	)		85,115,529	84,424,794	0.8%
Regional	1,657,801	1,763,413	(6.0%	)		20,103,080	21,521,629	(6.6%	)
International	5,509,685	5,416,075	1.7%			73,964,695	72,265,121	2.4%
Latin America	1,203,368	1,001,707	20.1%			13,867,909	12,501,994	10.9%
Delta Mainline	1,189,405	988,589	20.3%			13,689,569	12,351,163	10.8%
Regional	13,963	13,118	6.4%			178,341	150,831	18.2%
Atlantic	2,496,898	2,563,043	(2.6%	)		37,392,111	37,169,902	0.6%
Pacific	1,809,420	1,851,325	(2.3%	)		22,704,675	22,593,225	0.5%
Total System	14,138,341	14,481,653	(2.4%	)		179,183,304	178,211,544	0.5%

ASMs (000):
Domestic	10,965,702	10,935,797	0.3%			126,876,042	125,752,144	0.9%
Delta Mainline	8,735,523	8,683,891	0.6%			100,805,057	98,640,264	2.2%
Regional	2,230,178	2,251,906	(1.0%	)		26,070,985	27,111,880	(3.8%	)
International	6,838,170	6,619,779	3.3%			87,339,787	86,822,706	0.6%
Latin America	1,435,574	1,217,966	17.9%			16,539,403	15,346,356	7.8%
Delta Mainline	1,418,364	1,200,358	18.2%			16,309,498	15,124,328	7.8%
Regional	17,210	17,608	(2.3%	)		229,905	222,028	3.5%
Atlantic	3,182,303	3,163,241	0.6%			43,853,047	44,244,522	(0.9%	)
Pacific	2,220,293	2,238,572	(0.8%	)		26,947,336	27,231,828	(1.0%	)
Total System	17,803,872	17,555,576	1.4%			214,215,829	212,574,850	0.8%

Mainline Completion Factor	99.9%	99.6%	0.3		pts

Load Factor:
Domestic	78.7%	82.9%	(4.2)		pts	82.9%	84.3%	(1.4)		pts
Delta Mainline	79.8%	84.1%	(4.3)		pts	84.4%	85.6%	(1.2)		pts
Regional	74.3%	78.3%	(4.0)		pts	77.1%	79.4%	(2.3)		pts
International	80.6%	81.8%	(1.2)		pts	84.7%	83.2%	1.5		pts
Latin America	83.8%	82.2%	1.6		pts	83.8%	81.5%	2.3		pts
Delta Mainline	83.9%	82.4%	1.5		pts	83.9%	81.7%	2.2		pts
Regional	81.1%	74.5%	6.6		pts	77.6%	67.9%	9.7		pts
Atlantic	78.5%	81.0%	(2.5)		pts	85.3%	84.0%	1.3		pts
Pacific	81.5%	82.7%	(1.2)		pts	84.3%	83.0%	1.3		pts
Total System	79.4%	82.5%	(3.1)		pts	83.6%	83.8%	(0.2)		pts

Passengers Boarded	12,527,426	12,999,438	(3.6%	)		151,295,931	152,121,949	(0.5%	)

Cargo Ton Miles (000):	201,345	194,304	3.6%			2,161,741	2,192,387	(1.4%	)

a  Results include flights operated under contract carrier arrangements